Exhibit 10.1

ARTIVION, INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

May 19, 2022

1.

Purpose.  The Artivion, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”) is intended to encourage employee stock ownership by offering employees of Artivion, Inc. and its subsidiaries Purchase Rights (as such term is defined in Section 2 hereof) to purchase shares of Common Stock. The Plan is intended to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall, accordingly, be construed in a manner consistent with the requirements of Section 423 of the Code.

2.	Certain Definitions.

“Base Pay” means regular straight-time and overtime earnings, including commissions, received from the Company, excluding payments for other incentive compensation, bonuses and other special payments.

“Board” means the Board of Directors of the Company.

“Committee” means the Compensation Committee of the Board.

“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Company” means Artivion, Inc., a Delaware corporation, and each subsidiary thereof of which it owns the majority of the outstanding voting shares.

“Custodian” means E*TRADE Securities LLC,  located at PO Box 484, Jersey City, New Jersey, 07303, whose website is www.etrade.com,  or such other person as the Committee shall designate from time to time.

“Exercise Date” means the last day of a Purchase Period (as such term is defined in Section 4(b) hereof), on which date all Participants’ outstanding Purchase Rights will automatically be exercised.

“Fair Market Value” means the closing sale price of a share of Common Stock reported on the NYSE for such date or, if no shares of Common Stock were traded on that date, on the next preceding day on which there was such a trade.

“NYSE” means the New York Stock Exchange.

“Participant” means an employee of the Company who has enrolled in the Plan via online enrollment procedures on the Custodian’s website (as set forth in Section 5 hereof).

“Plan Administrator” means the Executive Vice President and Chief Financial Officer of the Company, or any such other person so designated by the Committee.

“Purchase Right” means a Participant’s option to purchase shares of Common Stock that is deemed to be outstanding during a Purchase Period. A Purchase Right represents an “option” as such term is used under Section 423 of the Code.

“Section 16(b) Insider” means those persons subject to the requirements of Section 16(b) of the Securities Exchange Act of 1934, as amended.

“Trading Day” refers to a day during which the NYSE is available for trading shares of Common Stock.

3.	Eligibility.

(a) Participation in the Plan is voluntary. All employees of the Company, including officers and directors, who have been employed by the Company for more than six months and whose customary employment is at least 20 hours per week and 5 months per year are eligible to participate in the Plan.

(b) Notwithstanding any provision of the Plan to the contrary, no employee may participate in the Plan:

(i) if following a grant of Purchase Rights under the Plan, the employee would own, directly or by attribution pursuant to Section 424(d) of the Code, stock, Purchase Rights or other stock options to purchase stock representing 5% or more of the total combined voting power or value of all classes of the Company’s stock; or

(ii) to the extent a grant of Purchase Rights under the Plan would permit an employee’s rights to purchase stock under all of the Company’s Code Section 423 employee stock purchase plans to accrue at a rate exceeding $25,000.00, based on the Fair Market Value of the stock at the time of grant, for each calendar year in which such Purchase Right is outstanding.

4.	Securities Subject to the Plan and Purchase Periods.

(a) The Plan covers an aggregate of 2,900,000 shares of Common Stock (subject to adjustment as provided in Section 15 hereof), which may consist of authorized but unissued shares, reacquired shares or shares bought on the open market. If any granted Purchase Right expires or terminates for any reason without being exercised in full, the unpurchased shares of Common Stock shall again become available for purposes of the Plan, unless the Plan is otherwise terminated.

(b) There will be two purchase periods (each, a “Purchase Period”) each calendar year. In each year the Plan is in effect, the first Purchase Period will begin on January 1 and end on June 30 and the second Purchase Period will begin on July 1 and end on December 31.

5.

Participation.  Eligible employees become Participants in the Plan by authorizing payroll deductions for that purpose by enrolling online via the Custodian’s website and filing required forms with the Plan Administrator, or his or her designee, no later than fifteen (15) days prior to the start date of a Purchase Period.

6.	Payroll Deductions.

(a) In order to purchase Common Stock, an employee must indicate at the Custodian’s website the contribution percentage he or she wishes to authorize the Company to deduct at regular payroll intervals, in integral percentage amounts ranging from 1% to 25% of such Participant’s Base Pay for the applicable Purchase Period, with a minimum deduction of $10.00 per payroll interval, during each Purchase Period. The online enrollment will include authorization for the Company to make payroll deductions from the Participant’s Base Pay.

(b) In order to comply with federal tax laws, a Participant may not be granted Purchase Rights under the Plan and any other Code Section 423 employee stock purchase plan of the Company with respect to more than $25,000.00 worth of Common Stock for any calendar year in which such Purchase Rights to purchase Common Stock are outstanding pursuant to the terms of such plans. The $25,000.00 limit is determined according to the Fair Market Value of the Common Stock on the first day (grant date) of the Purchase Period. Participants will be notified if these limitations become applicable to them.

(c) The amounts deducted shall be credited to the Participant’s account under the Plan, but no actual separate account will be established by the Company to hold such amounts. There shall be no interest paid on the balance outstanding in a Participant’s account. The deducted amounts may be commingled with the general assets of the Company and may be used for its general corporate purposes.

(d) Payroll deductions begin on the first payday of each Purchase Period, and end on the last payday of each Purchase Period. Eligible employees may participate in the Plan and purchase shares only by means of payroll deductions, except as set forth in the following sentence. A Participant may not make any separate cash payment into his or her account, except that employees on an approved leave of absence may continue participating in the Plan, at the sole discretion of the Plan Administrator, by making cash payments to the Company on a normal payday equal to the amount of the normal payroll deduction had a leave of absence not occurred. The right of a Participant on an approved leave of absence to continue participating in the Plan shall terminate if such leave of absence exceeds ninety (90) days, unless and so long as the Participant’s right to reemployment by the Company after a longer leave is guaranteed by statute or contract.

(e) So long as a Participant remains an employee of the Company, payroll deductions will continue in effect from Purchase Period to Purchase Period, unless the Participant revises his or her contribution percentage or withdraws from the Plan in accordance with the following provisions:

(i) A Participant may not modify the contribution percentage for a current Purchase Period. Any modification to a contribution percentage with respect to a particular Purchase Period requires electronic notification via the Custodian’s website prior to the close of business on the last business day before the first day of the Purchase Period. Modified contribution percentages are subject to the same requirements and limitations as initial contribution percentages set forth in Section 6(a) above.

(ii) A Participant may withdraw from the Plan in accordance with Section 9 hereof.

(f) Unless a Participant files an electronic withdrawal via the Custodian’s website pursuant to Section 9 hereof, payroll deductions for that Participant will continue from Purchase Period to Purchase Period, and his or her Purchase Right to purchase Common Stock will be deemed to be fully and automatically exercised on the last day of such Purchase Period with respect to payroll deductions made during that period.

7.	Purchase Price.

(a) On the first day of each Purchase Period, a Participant is deemed to have been granted a Purchase Right to purchase on the last day of the Purchase Period as many full shares of Common Stock as such Participant will be able to purchase with the payroll deductions credited to such Participant’s account during such period.

(b) The price at which each Purchase Right to purchase Common Stock may be exercised is the lower of:

(i) 85% of the Fair Market Value of the Common Stock on the NYSE on the first Trading Day of a Purchase Period; or

(ii) 85% of the Fair Market Value of the Common Stock on the NYSE on the last Trading Day of such Purchase Period.

(c) The number of shares purchasable by each Participant per Purchase Period will be the number of whole shares obtained by dividing the amount collected from the Participant (through payroll deductions during that Purchase Period) by the purchase price in effect for that Purchase Period. Any amount remaining in the Participant’s account after such application will be held for the purchase of Common Stock in the next Purchase Period.

(d) A Participant may not purchase more than 2,000 shares of Common Stock for any particular Purchase Period. The Committee has the power, exercisable at any time prior to the start of a Purchase Period, to increase or decrease the 2,000-share maximum for that Purchase Period. The maximum, as thus adjusted, will continue in affect from Purchase Period to Purchase Period until the Committee once again exercises its power to adjust the maximum.

8.	Exercise of Purchase Right.

(a) Each outstanding Purchase Right will be exercised automatically on the Exercise Date. The exercise of the Purchase Right is to be effected by applying the amount credited to each Participant’s account as of the Exercise Date to the purchase on the Exercise Date of whole shares of Common Stock (subject to the 2,000-share maximum) at the purchase price in effect for the Purchase Period.

(b) Fractional shares will not be issued under the Plan, and any amount remaining in the Participant’s account after such application will be held for the purchase of Common Stock in the next Purchase Period, except as set forth in Sections 8(c) and 8(d) below.

(c) If a Participant purchases the 2,000-share maximum, any amount not applied to the purchase of Common Stock for that Purchase Period will be refunded after the close of the Purchase Period.

(d) If the number of shares for which Purchase Rights are exercised exceeds the number of shares available in any Purchase Period under the Plan, the shares available for sale will be allocated by the Plan Administrator pro rata among the Participants in such Purchase Period in proportion to the relative amounts in their accounts. Any amounts not thereby applied to the purchase of Common Stock under the Plan will be refunded to the Participants after the close of the Purchase Period.

9.	Withdrawal and Termination of Purchase Rights.

(a) A Participant may withdraw from the Plan at any time by providing electronic notification via the Custodian’s website. Any Purchase Rights outstanding at the time a withdrawal is submitted shall remain outstanding and be exercised on the following Exercise Date unless: (i) the withdrawal is received by the Plan Administrator no later than the close of business on the last business day before the Exercise Date and (ii) the Participant elects to terminate outstanding Purchase Rights and receive a refund of all accumulated payroll deductions. No new Purchase Rights shall be granted with respect to any Purchase Period following receipt of a withdrawal, and no further payroll deductions will be made.

(b) Any Participant who withdraws from the Plan pursuant to Section 9(a) will not be eligible to rejoin the Plan for the Purchase Period underway at the time of withdrawal and will have to reenroll in the Plan via the Custodian’s website should such individual wish to resume participation in a subsequent Purchase Period; provided, however, that such Participant may not reenroll in the Plan earlier than 90 days from the effective date of such withdrawal, and such reenrollment may occur no later than 15 days prior to the commencement of the respective Purchase Period.

(c) If a Participant ceases to be an employee of the Company for any reason during a Purchase Period, his or her outstanding Purchase Right will immediately terminate, and all sums previously collected from such Participant during such Purchase Period under the terminated Purchase Right will be refunded.

(d) The Committee may, at its option, treat any attempt by an employee to borrow against the security of his or her accumulated payroll deductions as an election under Section 9(a) hereof to withdraw such deductions.

10.	Rights as Stockholder.

(a) A Participant is not a stockholder until the Participant exercises his or her Purchase Right. Thus, a Participant will not have a right to any dividend or distribution made prior to the Exercise Date.

(b) As soon as practicable after the Exercise Date, Participants will be entitled to receive a stock certificate for the number of purchased shares upon a written request made to the Custodian or have their shares recorded in book entry form. The Custodian may impose upon, or pass through to, the Participant a reasonable fee for withdrawal of shares of Common Stock in the form of stock certificates. It is the responsibility of each Participant to keep his or her address current with the Company through the Plan Administrator and with the Custodian.

11.	Sale of Common Stock Acquired Under the Plan.

(a) Participants may sell the shares of Common Stock they acquire under the Plan at any time without restriction, provided they are not Section 16(b) Insiders. Section 16(b) Insiders should consult with legal counsel prior to attempting to sell or otherwise dispose of any shares of Common Stock acquired under the Plan.

(b) A Participant shall immediately provide information to the Plan Administrator if the Participant transfers any shares purchased through the Plan within two (2) years from the date of grant of the related Purchase Right. Such transfer shall include disposition by sale, gift or other manner. The Participant may be requested to disclose the manner of the transfer, the date of the transfer, the number of shares involved and the transfer price. Each Participant obligates himself or herself to provide such information to the Plan Administrator.

(c) The Company is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, and a Participant’s enrollment in the Plan will be deemed to constitute his or her consent to such withholding.

12.	Plan Administration.

(a) The Plan shall be administered by the Committee. No member of the Board will be eligible to participate in the Plan during his or her period of Committee service.

(b) The Committee shall have the plenary power, subject to and within the limits of the express provisions of the Plan:

(i) to determine the commencement and termination date of the offering of Common Stock under the Plan; and

(ii) to interpret the terms of the Plan, establish and revoke rules for the administration of the Plan and correct or reconcile any defect or inconsistency in the Plan.

(c) The Committee may delegate all or part of its authority to administer the Plan to the Plan Administrator, who may in turn delegate the day-to-day operations of the Plan to the Custodian. The Custodian will establish and maintain, as agent for the Participants, accounts for the purposes of holding shares of Common Stock and/or cash contributions as may be necessary or desirable for the administration of the Plan.

(d) The Board or the Committee may waive or modify any requirement that a notice or election be made or filed under the Plan a specified period in advance, in an individual case or by adoption of a rule or regulation under the Plan, without the necessity of an amendment to the Plan.

13.	Transferability.

(a) Any account maintained by the Custodian for the benefit of a Participant with respect to shares acquired pursuant to the Plan may only be in the name of the Participant; provided, however, that the Participant may elect to maintain such account with right of joint ownership with such Participant’s spouse. Such election may only be made by contacting the Custodian.

(b) Neither payroll deductions credited to a Participant’s account nor any Purchase Rights or other rights to acquire Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of by Participants other than by will or the laws of descent and distribution, and during the lifetime of a Participant, Purchase Rights may be exercised only by the Participant.

14.

Merger or Liquidation of the Company.   In the event the Company merges with another company and the Company is not the surviving entity, or in the event all or substantially all of the stock or assets of the Company are acquired by another company, or in the event of certain other similar transactions, the Committee may, in connection with such transaction, cancel each outstanding Purchase Right and refund all sums previously collected from Participants under the canceled Purchase Rights, or, in its discretion, cause each Participant with outstanding Purchase Rights to have his or her outstanding Purchase Right exercised immediately prior to such transaction and thereby have the balance of his or her account applied to the purchase of whole shares of Common Stock (subject to the 2,000-share maximum) at the purchase price in effect for the Purchase Period, which would be treated as ending with the effective date of such transaction. The balance of the account not so applied will be refunded to the Participant. In the event of a merger in which the Company is the surviving entity, each Participant is entitled to receive, for each share as to which such Participant’s Purchase Rights are exercised, the securities or property that a holder of one share of Common Stock was entitled to receive upon the merger.

15.

Adjustment for Changes in Capitalization.   To prevent dilution or enlargement of the rights of Participants under the Plan, appropriate adjustments may be made in the event any change is made to the Company’s outstanding Common Stock by reason of any stock dividend, stock split, combination of shares, exchange of shares or other change in the Common Stock effected without the Company’s receipt of consideration. Adjustments may be made to the maximum number and class of securities issuable under the Plan, the maximum number and class of securities purchasable per each outstanding Purchase Right and the number and class of securities and price per share in effect under each outstanding Purchase Right. Any such adjustments will be made by the Committee in its sole discretion.

16.

Amendment and Termination.   The Committee may terminate or amend the Plan at any time; provided, however, such termination or amendment may not affect or change Purchase Rights previously granted under the Plan without the consent of the affected Participant, and any amendment that materially increases the benefits or number of shares under the Plan (except for certain allowable adjustments in the event of changes to the Company’s capital structure or for changes authorized by the Plan to be made by the Committee or the Plan Administrator) or materially modifies the eligibility requirements of the Plan shall be subject to stockholder approval. If not sooner terminated by the Committee, the Plan shall terminate at the time Purchase Rights have been exercised with respect to all shares of Common Stock reserved for grant under the Plan.

17.	Stockholder Approval. The Plan is subject to the approval of stockholders of the Company in accordance with the provisions of Delaware law.

18.

No Employment Rights.   Participation in the Plan will not impose any obligations upon the Company to continue the employment of the Participant for any specific period and will not affect the right of the Company to terminate such person’s employment at any time, with or without cause.

19.

Costs.   Except as set forth in Section 10(b), costs and expenses incurred in the administration of the Plan and the maintenance of accounts with the Custodian will be paid by the Company, to the extent provided in this Section 19. Any brokerage fees and commissions for the purchase of Common Stock under the Plan (including shares of Common Stock purchased upon reinvestment of dividends and distributions) will be paid by the Company, but any brokerage fees and commissions for the sale of shares of Common Stock under the Plan by a Participant will be borne by such Participant.

20.

Reports.   After the close of each Purchase Period, each Participant in the Plan will receive a purchase confirmation alert from the Custodian indicating the number of shares of Common Stock purchased by the Participant pursuant to the Plan for the Purchase Period and the purchase price per share in effect for the Purchase Period.

21.

Governing Law.   The validity, construction and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

22.

Compliance with Legal and Other Requirements.   The Plan, the granting and exercising of Purchase Rights hereunder and the other obligations of the Company, the Plan Administrator and the Custodian under the Plan will be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by or registrations with any regulatory or governmental agency as may be required. The Company may, in its discretion, postpone the issuance or delivery of shares of Common Stock upon exercise of Purchase Rights until completion of such registration or qualification of such shares of Common Stock or other required action under any federal or state law, rule, or regulation, listing or other required action with respect to any automated quotation system or stock exchange upon which the shares of Common Stock or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate in connection with the issuance or delivery of shares of Common Stock in compliance with applicable laws, rules and regulations, designation or listing requirements, or other contractual obligations.